EXHIBIT 2.1

LEGAL OPINION

Richardson
& Associates
attorneys at law

October 20, 2011

Lux Digital Pictures, Inc.
12021 Wilshire Blvd. #450
Los Angeles, California 90025

Re: Lux Digital Pictures, Inc. - Validity of Issuance of Shares

Ladies and Gentlemen:

We have acted as special counsel to you in connection with the registration on Form S-8 (File No. 333-177311) under the Securities Act of 1933, as amended ("Registration Statement"), of a total of 50,000,000 shares of the Common Stock of Lux Digital Pictures, Inc., $0.001 par value per share (the “Shares”).  You have requested our opinion in connection with the registration of the Shares covered by the Registration Statement. In connection with our acting as counsel, we have examined the laws of the State of Wyoming together with certain other documents and instruments prepared on behalf of Lux Digital Pictures, Inc. as we have deemed necessary and relevant in the preparation of our opinion as set forth in this letter.

In our examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies of originals, the authenticity of such latter documents, and the proper execution, delivery and filing of the documents referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares to be issued by Lux Digital Pictures, Inc. have been and will be duly created and have been and will be validly issued shares of the Common Stock, $0.001 par value per share, of Lux Digital Pictures, Inc.  Upon issuance of the Shares, the Shares will be fully paid and nonassessable.

For the purposes of this opinion, we are assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion as to the laws of any state or jurisdiction other than Wyoming.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the Prospectus which is a part of said Registration Statement.

Respectfully submitted,

Richardson & Associates

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